                                                         Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                              -----------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              -----------------

                             KEY ENERGY GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              -----------------
             Maryland                                 04-2648081
   (STATE OR OTHER JURISDICTION          (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
OF INCORPORATION OR ORGANIZATION)

        TWO TOWER CENTER, TENTH FLOOR, EAST BRUNSWICK, NEW JERSEY 08816
                                 (908) 247-4822
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OR REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              -----------------

                                FRANCIS D. JOHN
                             Key Energy Group, Inc.
                         Two Tower Center, Tenth Floor
                        East Brunswick, New Jersey 08816
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                              -----------------

                                    Copy to:
                                SAMUEL N. ALLEN
                            Porter & Hedges, L.L.P.
                           700 Louisiana, Suite 3500
                              Houston, Texas 77002
                                 (713) 226-0600

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the Selling Securityholders.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the following box. [X]

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
TITLE OF SECURITIES      AMOUNT TO BE        PROPOSED MAXIMUM             PROPOSED MAXIMUM               AMOUNT
 TO BE REGISTERED         REGISTERED     OFFERING PRICE PER SHARE   AGGREGATE OF OFFERING PRICE(1)  REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
 Common Stock, Par
 Value $.10 per share     5,810,556             $14.00                    $81,347,784                   $24,651(2)
=====================================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for purposes of calculating the registration fee.
(2) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the high and low sale prices for the Common Stock on the American Stock Exchange on April 1, 1997.

                              -----------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED APRIL 3, 1997

PROSPECTUS
                                5,810,556 SHARES


                             KEY ENERGY GROUP, INC.

                                  COMMON STOCK


         Of the 5,732,558 shares of common stock, par value $.10 per share (the "Common Stock"), of Key Energy Group, Inc., a Maryland corporation (the "Company") offered hereby, 5,333,333 shares are being offered by the holders of $52,000,000 aggregate principal amount of the Company's 7% Convertible Subordinated Debentures due 2003 (the "Debentures") upon conversion of the Debentures in accordance with the terms thereof, and 477,223 shares are being offered for sale by certain shareholders of the Company (collectively, the "Selling Securityholders"). The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby.

         The Common Stock is listed on the American Stock Exchange (the "AMEX") under the symbol KEG. On April 1, 1997, the closing price of the Common Stock, as reported on the AMEX, was $13.875 per share.

         The Common Stock may be offered and sold from time to time by the Selling Securityholders named under "Selling Securityholders" or named in a Prospectus Supplement through underwriters, dealers or agents or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. The terms of the offering and sale of Common Stock in respect of which this Prospectus is being delivered, including any initial public offering price, any discounts, commissions or concessions allowed, reallowed or paid to underwriters, dealers or agents, the purchase price of the Common Stock and the proceeds to the Selling Securityholders, and any other material terms shall be as set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for indemnification arrangements, including indemnification of agents, dealers and underwriters.

         FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                             -------------------

          THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                             -------------------

                 The date of this Prospectus is April  , 1997.

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange
Commission (the "Commission") in Washington, D.C., a registration statement on Form S-3 (together with all exhibits, schedules and amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Statements in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information concerning the Company and the Common Stock, reference is made to the Registration Statement. Copies of the Registration Statement may be obtained from the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fee.

         The Company is subject to the information requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information can be inspected and copied at the Public Reference Facilities maintained by the Commission at its principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Such information also may be obtained on the Internet through the Commission's EDGAR database at http://www.secgov. Copies of such materials also can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement reference is made to such exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated in this Prospectus and specifically made a part hereof by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996 and December 31, 1996; (iii) the description of the Common Stock contained in the Company's Form 8-A filed on May 21, 1981, as amended on January 27, 1986 and October 19, 1989; and (iv) the Company's Current Reports on Form 8-K dated July 3, 1996 and September 17, 1996; and (v) the Company's Registration Statement No. 333-369 on Form S-4 filed on January 28, 1996, and as amended on March 1, 1996. All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the Common Stock covered by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be made to the Company at its principal executive offices, Two Tower Center, Tenth Floor, East Brunswick, New Jersey 08816, telephone number (908) 247-4822, Attn: Jack D. Loftis.

                                  THE COMPANY

         Key Energy Group, Inc. (the "Company") operates 403 well service and workover rigs, which is the third largest fleet of well service and workover rigs in the United States. In addition, the Company operates 10 workover rigs
in Argentina and six drilling rigs in West Texas.   The Company operates in
Texas, Oklahoma, Michigan, New Mexico, the Appalachian Basin and Argentina and is a leader in each of its domestic markets. The Company provides maintenance and workover rigs to service producing oil and gas wells. These services include the completion of newly drilled wells, the recompletion of existing wells (including horizontal recompletions) and the plugging and abandonment of wells at the end of their useful lives. Related services include hot oiling, oil field liquid transportation, fishing tools and services, storage and disposal services, vacuum truck services, frac tank rental and salt water injection. The Company also is engaged in the production of oil and natural gas in the Permian Basin of West Texas.

         The Company has become a leader in its domestic markets by establishing a reputation for high quality equipment and well-trained crews that operate within stringent safety guidelines. The Company believes it has a distinctive business strategy designed to take advantage of growth opportunities within the fragmented but consolidating well service industry. The strategy emphasizes a decentralized management philosophy that encourages decision making at the local level. The strategy has resulted in growth through the enhancement of services and strategic acquisitions, control of overhead and operating expenses, and the implementation of an alliance program designed to better serve the Company's significant customers. In addition, the Company acquires interests in oil and gas producing properties for cash or securities, or in exchange for providing well services and equipment. The Company's strategy is designed to minimize the business risks associated with unexpected downturns in one or more of its business segments. The primary components of the Company's business strategy are as follows:

         ENHANCEMENT OF SERVICES: The Company has implemented a strategy to provide its customers with a single source of well services and equipment. The Company's ability to provide an increasing array of services, along with the Company's reputation for reliability and safety, has enabled the Company to increase its market share in its primary areas of operations.

         ACQUISITION STRATEGY: The Company's acquisition strategy focuses on companies or equipment that either expand the range of services that the Company provides or present opportunities to expand the Company's business into new markets. The Company attempts to acquire businesses with strong customer relationships, a history of superior customer service and the potential to be assimilated efficiently into the Company's existing regional management structure with a minimal increase in overhead costs. In the last three years, the Company has completed the acquisition of over 20 well servicing companies, one oil and gas production company and one drilling company.

         DECENTRALIZED OPERATIONS: The Company's decentralized management philosophy is consistent with the regional nature of the well service business. This structure allows the Company's senior management to establish the Company's policies, and permits the Company's regional managers to implement those policies in each of the Company's business segments and markets. As a result, local managers are able to deal efficiently with local and time-sensitive issues, thereby allowing them to be more responsive to customer needs.

         LOW OPERATING COSTS: Because of its cost controls and lower corporate overhead, among other factors, the Company has one of the lowest general and administrative costs to revenue ratios and one of the highest EBITDA to revenue ratios in the well service industry.

         "ALLIANCE" PROGRAM: The Company has successfully implemented an "alliance" program strategy to provide certain customers with all of their well servicing requirements in particular markets for fixed prices. The Company has entered into alliances with various major and independent oil and gas producers.

         The Company's principal offices are located at Two Tower Center, Tenth Floor, East Brunswick, New Jersey 08816, and its telephone number is (908) 247-4822.

                                  RISK FACTORS

         The following should be considered carefully with the information provided elsewhere in this Prospectus and the documents incorporated by reference herein in reaching a decision regarding an investment in the Common Stock offered hereby.

         DEPENDENCE ON OIL AND GAS INDUSTRY; INDUSTRY CONDITIONS. The Company's business is substantially dependent upon conditions in the oil and gas industry and, specifically, the production expenditures of oil and gas companies. The demand for well servicing and workover activities is directly influenced by oil and gas prices, expectations about future prices, the cost of producing and delivering oil and gas, government regulation, including environmental regulations, local and international political and economic conditions, and governmental policies regarding exploration and development of oil and gas reserves. The demand for well servicing and related services in the United States was severely depressed for most of the last decade due in large part to prolonged weakness and uncertainty in oil and gas prices. As a consequence, diminished demand during that period led to lower day rates and lower use of available equipment. Demand for well services has stabilized over the last several years, and prices for such services have stabilized or increased during that period. Nonetheless, there can be no assurance that periods of diminished demand in the well service industry will not occur.

         OPERATING RISKS; INSURANCE. The Company's operations are subject to many hazards inherent in the maintenance, workover, drilling and operation of oil and gas wells, the occurrence of which could result in the suspension of operations, damage to or destruction of equipment and injury or death to field personnel. These hazards include explosions, blow-outs, reservoir damage, loss of well control, cratering and fires. Damage to the environment also could result from the Company's operations. The Company maintains insurance coverage in such amounts and against such risks as it believes to be in accordance with normal industry practice. Such insurance does not, however, provide coverage for all liabilities (including liabilities for certain events involving pollution), and there can be no assurance that such insurance will be adequate to cover all losses or liabilities that the Company may incur in its operations. Moreover, no assurance can be given that the Company will be able to maintain insurance at levels it deems adequate and at rates it considers reasonable or that any particular types of coverage will be available.

         The well service business also is subject to seasonal risks caused by adverse weather conditions such as severe winter storms. The Company's operations in Michigan and the Appalachian Basin are subject to limitations on transporting equipment during the spring thaw.

         COMPETITION. Competition is intense in all markets in which the Company operates. The Company competes on the basis of the quality of its equipment and service, its safety record and pricing. While management believes that the Company's reputation for quality of equipment and service and its safety record are among the best in the industry, several competitors have access to greater financial and other resources than those of the Company, which could allow those companies to price their services more aggressively than the Company.

         CERTAIN CUSTOMERS. During fiscal 1996, the Company's two largest customers, Parker & Parsley and Texaco, accounted for approximately 20% and 11% of net revenues, respectively. The loss of those customers, or of certain others, could have a material adverse effect on the Company's operations and financial condition.

         GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS. The Company's operations are subject to local, state and federal governmental regulations. The Company's operations routinely involve the handling of waste materials, some of which are classified as hazardous substances. Consequently, the regulations applicable to the Company's operations include those with respect to protection of the environment, including containment, disposal and controlling the discharge of hazardous oil field waste and other non-hazardous waste material into the environment, or requiring removal and cleanup under certain circumstances. Laws and regulations protecting the environment have become more stringent in recent years, and in certain circumstances impose "strict liability," rendering a party liable for environmental damage without regard to negligence or fault on the part of such party. Such laws and regulations may expose the Company to liability for the conduct of, or conditions caused by, others, or for acts of the Company which were in compliance with all applicable laws at the time such acts were performed. The application of these regulations or the adoption of new regulations could have a material adverse effect on the Company. In addition, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas for economic, environmental or other reasons could have a material adverse effect on the Company's operations by limiting well servicing opportunities.

         ACQUISITION STRATEGY. The Company maintains an aggressive acquisition strategy. Inherent in such strategy are certain risks, such as increasing leverage and debt service requirements, combining disparate Company cultures and facilities, and conducting operations in many geographically diverse markets. Certain of these risks may be increased to the extent that the Company's future acquisitions are in new markets or involve international operations. Accordingly, there can be no assurance that one or more of the Company's past or future acquisitions may not have an adverse effect on its
business.   The Company's credit arrangements require approval from its lenders to acquisitions above a certain dollar amount and, in addition, contain borrowing limits. There can be no assurance that the lenders will consent to any particular acquisition that the Company desires to make or to increased borrowing levels, which could inhibit the Company's ability to implement its acquisition strategy. Any borrowings used to finance acquisitions will increase the Company's leverage and any offering of equity securities to finance acquisitions will dilute the ownership of existing stockholders. The Company competes and will continue to compete with other buyers for acquisitions, many of which have greater financial resources than the Company.

         DEPENDENCE ON KEY PERSONNEL. The Company's business is partially dependent upon the performance of certain of its executive officers. The Company has entered into employment agreements that contain non-compete provisions with these executive officers. Notwithstanding such agreements, there can be no assurance that the Company will be able to retain such officers or that it will be able to enforce the non-compete provisions in the event of their departure. While the Company maintains key man life insurance on the lives of certain of such officers, including its Chief Executive Officer, the existence of such insurance does not mean that the death or disability of one or more of them would not have a material adverse effect upon the Company.

         INTERNATIONAL INVESTMENTS. The Company has investments in Argentina. The Company also may make investments in other foreign countries and in companies located or with significant operations outside the United States. Such investments are subject to risks and uncertainties relating to the political, social and economic structures of those countries. Risks may include fluctuations in currency valuation, expropriation, confiscatory taxation and nationalization, currency conversion restrictions, increased regulation and approval requirements and governmental policies limiting returns to foreign investors.

         SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET PRICES. The Company has a total of 11,894,899 shares of Common Stock outstanding. An additional 7,703,333 shares of Common Stock are issuable upon
the conversion or exercise of outstanding convertible securities.   All of such
shares have been registered for resale under the Securities Act  are subject to
registration rights or are otherwise freely tradeable.   Sales of a substantial
number of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

         PRINCIPAL STOCKHOLDER CONTROL. One group of affiliated entities owns approximately 31% of the outstanding Common Stock. These stockholders have substantial influence over the election of and may be deemed to control the Board of Directors of the Company. Further, so long as such stockholders own such a large percentage of the Common Stock of the Company, such ownership may have the effect of discouraging certain types of transactions involving an actual or potential change of control, including transactions in which holders of Common Stock might otherwise receive a premium for their shares over the then-current market prices.

         UNAUDITED WELLTECH FINANCIAL STATEMENTS.   In March 1996, the Company
completed the acquisition of WellTech, Inc. ("WellTech") through the merger of WellTech into the Company (the "WellTech Merger"). WellTech was an established well services company providing a broad range of workover and production services in Texas, Oklahoma, Michigan, Pennsylvania, West Virginia and Argentina. The WellTech Merger approximately doubled the size of the Company. Although the Company's financial statements incorporated by reference into this Prospectus include the combined results of the Company and WellTech after the WellTech Merger, this Prospectus does not contain all of the financial statements of WellTech normally required in a registration statement filed with the Commission, including audited financial statements as of and for the year ending December 31, 1995. There can be no assurance that audited financial statements for WellTech for 1995 would not differ materially from those presented therein.

                            SELLING SECURITYHOLDERS

         The following table sets forth information concerning (i) the principal amount of Debentures beneficially owned by certain Selling Securityholders; and (ii) the number of shares of Common Stock offered by each Selling Securityholder.

                                                        BENEFICIAL OWNERSHIP
                                      PRINCIPAL          BEFORE OFFERING(1)
                                      AMOUNT OF      --------------------------     NUMBER OF
                                      DEBENTURES       NUMBER OF         % OF         SHARES
 NAME                                   OWNED        SHARES(2)(3)      CLASS(3)     OFFERED(3)
------                                ----------     ------------      --------     ----------
 Merrill Lynch World Income
 Fund, Inc.  . . . . . . . . . .      $3,757,000         385,334          2.2%        385,224

 Merrill Lynch Convertible
 Holdings, Inc.  . . . . . . . .       3,730,000         382,565          2.2%        382,565

 Lincoln National Life
 Insurance . . . . . . . . . . .      $3,757,000         385,334          2.2%        385,224

 Chase Manhattan Bank trustee
 for IBM Corp Retirement Plan  .       3,730,000         382,565          2.2%        382,565

 Soundshore Partners . . . . . .       2,775,000         284,616          1.7%        284,616

 Pacific Horizon Capital Income
 Fund  . . . . . . . . . . . . .       2,425,000         248,718          1.4%        248,718

 Bankers Trust Co. Trustee for
 Chrysler Corp. Emp #1 Pension .       1,850,000         189,743          1.1%        189,743

 Lincoln National Convertible
 Securities Fund . . . . . . . .       1,700,000         174,359          1.0%        174,359

 Carrigaholt Capital
 (Bermuda) L.P.  . . . . . . . .       1,525,000         156,411           *          156,411

 JMG Convertible
 Investment, L.P.  . . . . . . .       1,350,000         138,462           *          138,462

 The Class 1C Company Ltd. . . .       1,326,000         136,000           *          136,000

 McMahan Securities Co. L.P. . .       1,200,000         123,077           *          123,077

 TQA Arbitrage Fund, L.P.  . . .       1,159,000         118,872           *          118,872

 HBK Main Street
 Investments, L.P. . . . . . . .         783,000          80,308           *           80,308

 HBK Securities Ltd. . . . . . .         759,000          77,847           *           77,847

 Triton Capital Holding, Ltd.            750,000          76,924           *           76,924

 TQA Vantage Fund, Ltd.  . . . .         750,000          76,924           *           76,924

 Weiton Trust  . . . . . . . . .         750,000          76,924           *           76,924

 LDG Limited Fund  . . . . . . .         727,000          74,565           *           74,565

 GPZ Trading . . . . . . . . . .         400,000          41,026           *           41,026

 Walker Art Center . . . . . . .         314,000          32,206           *           32,206

 Greyhound Lines, Inc. Pension
 Plan  . . . . . . . . . . . . .         230,000          23,590           *           23,590

 TQA Leverage Fund, L.P. . . . .         200,000          20,513           *           20,513

 Bank of America Convertible
 Securities Fund . . . . . . . .         125,000          12,821           *           12,821


 Bank of America Employee
 Benefit Convertible Funds . . .          75,000              7,693               *                  7,693

 United National Life Insurance           75,000              7,693               *                  7,693

 Others(4) . . . . . . . . . . .      24,690,000          2,532,295            14.7%            25,532,295

 Michael P. and Georgia M.
 McDermett . . . . . . . . . . .           --               175,000             1.0%               175,000

 Dennis and Le Wanda Hagerheide            --                77,998               *                 77,998

 Tri-State Wellhead & Valve,
 Inc.  . . . . . . . . . . . . .           --                83,700               *                 83,700

 James McMurphy  . . . . . . . .           --                75,000               *                 75,000

 Elvin Brownlee, Jr. . . . . . .           --                45,802               *                 45,802

 Reo Brownlee  . . . . . . . . .           --                12,214               *                 12,214

 Elvin Brownlee, III                       --                 3,053               *                  3,053

 Dale Rennels. . . . . . . . . .           --                 4,386               *                  4,386

-----------------------

* Under one percent.

(1) No information is given with respect to beneficial ownership after the offering because the Company is unable to determine the principal amount of Debentures that will be converted into Common Stock or the number of shares of Common Stock that will be sold in the Offering.

(2)      Assumes a conversion price of Debentures of $9.75 per share.

(3)      Assumes conversion of all of the Debentures.

(4) The names, principal amounts of Debentures beneficially owned and number of shares of Common Stock offered by the remaining holders of Debentures will be added by an amendment to the Registration Statement of which this Prospectus forms a part or by a supplement to this Prospectus.


         The information in the table with respect to Selling Securityholders who are holders of Debentures has been prepared based upon information furnished to the Company by American Stock Transfer & Trust Company (the trustee under the Indenture pursuant to which the Debentures were issued), by the Depository Trust Company and by or on behalf of the Selling
Securityholders.

         The per share conversion price and, therefore, the number of shares of Common Stock issuable upon conversion of the Debentures is subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $52,000,000, which may be converted into 5,333,333 shares of Common Stock assuming a conversion rate of $9.75 per share.

         The information concerning the Selling Securityholders may change from time to time and will be set forth in Supplements to this Prospectus. Other than their ownership of the Company's securities, none of the Selling Securityholders has had any material relationship with the Company within the past three years.

                              PLAN OF DISTRIBUTION

         This Prospectus relates to the resale of up to 5,333,333 shares of Common Stock issuable upon conversion of Debentures and the resale of up to 399,225 shares of Common Stock owned by certain of the Company's shareholders. The Debentures were issued by the Company pursuant to a Purchase Agreement dated June 28, 1996, and were acquired by the Selling Securityholders in resale transactions pursuant to Rule 144A, Regulation S or Rule 501(a)(1), (2), (3) or
(7) under the Securities Act, or from other holders acquiring such Debentures
from prior holders thereof.   The Registration Statement of which this
Prospectus is a part does not cover the issuance of Common Stock upon conversion of the Debentures into shares of Common Stock.

         The Company will not receive any of the proceeds from the offering of the shares of Common Stock offered hereby. The Company has been advised by the Selling Securityholders that the Selling Securityholders may sell all or a portion of shares of Common Stock beneficially owned by them on any exchange or market on which the Common Stock is listed or quoted, as applicable, on terms to be determined at the times of such sales. The Selling Securityholders also may make private sales directly or through a broker. Alternatively, any of the Selling Securityholders may from time to time offer the Common Stock offered hereby through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders.

         To the extent not described herein and as otherwise required by law, the specific amount of Common Stock being offered or sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer or sale
will be set forth  in  an  accompanying   Prospectus   Supplement  or,  if
appropriate,   a post-effective  amendment to the Registration Statement of which this Prospectus is a part.

         In order to comply with the securities laws of certain states, if applicable, the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and compliance therewith is effected.

         The Selling Securityholders and any brokers, dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such brokers, dealers, agents or underwriters and any profit on the resale of the Common Stock offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Company and the Selling Securityholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Common Stock pursuant to this Prospectus other than selling commissions and fees.

         The Common Stock is listed for trading on the AMEX, and the shares of Common Stock issuable upon conversion of the Debentures have been authorized for listing on the AMEX upon official notice of issuance.


                                 LEGAL MATTERS

         Certain legal matters relating to the validity of the Common Stock have been passed upon by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

         The   consolidated   financial   statements  of the Company and
subsidiaries as of June 30, 1996 and 1995, and for each of the years in the three-year period ended June 30, 1996, have been incorporated by reference in this

Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

         The audited consolidated financial statements of WellTech and subsidiaries incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

================================================================================


      NO DEALER, SALES PERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AND OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY, SINCE THE DATE HEREOF.




                               ---------------

                                  CONTENTS

                                                                           Page
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Documents
     by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Selling Securityholders . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9



================================================================================




================================================================================


                                 KEY ENERGY
                                 GROUP, INC.


                                 COMMON STOCK

                               5,810,556 SHARES

                           $.10 PAR VALUE PER SHARE




                               ----------------

                                  PROSPECTUS

                               ----------------




                                APRIL   , 1997


================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the Securities registered hereby, other than underwriting discounts and commissions.


           Registration Fee Under Securities Act . . . . . .      $   24,651
           Legal Fees  . . . . . . . . . . . . . . . . . . .          15,000
           Accounting Fees . . . . . . . . . . . . . . . . .           3,500
           Printing and Engraving  . . . . . . . . . . . . .           2,000
           Miscellaneous Fees  . . . . . . . . . . . . . . .             849
                                                                  ----------
           Total . . . . . . . . . . . . . . . . . . . . . .      $   46,000
                                                                  ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 2-418 of the Maryland General Corporation Law (the "MGCL") provides that a corporation may indemnify any director made a party to any proceeding against judgments, penalties, fines, settlements and reasonable expenses, unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was a result of deliberate dishonesty, (ii) the director actually received an improper personal benefit or (iii) in a criminal proceeding, the director had reasonable cause to believe the act or omission was unlawful. A director may not be indemnified in any proceeding charging improper personal benefit if the director was adjudged to be liable and, in a derivative action, there shall not be indemnification if a director has been adjudged liable to the corporation. A director or officer of a corporation who has been successful in the defense of any proceeding shall be indemnified against reasonable costs incurred in such defense. Indemnification may not be made unless authorized pursuant to a determination that the director has met the requisite standard of conduct.

         Article Seventh of the Key Charter provides that Key shall indemnify (i) its directors and officers, whether serving Key or at its request any other entity, to the full extent required or permitted by the MGCL, including the advance of expenses under the procedures and to the full extent permitted by law and (ii) other employees and agents to such extent as shall be authorized by the Board of Directors or Key's By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by the MGCL. Furthermore, no director or officer of Key shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent that exculpation from liability is not permitted under the MGCL as in effect when such breach occurred. No amendment of the Key Charter or repeal of any of its provisions shall limit or eliminate the limitations on liability provided to directors and officers with respect to acts or omissions occurring prior to such amendment or repeal.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NO.           DESCRIPTION
------- ---           -----------
        4.1           Indenture dated as of July 3, 1996, among Key Energy Group, Inc., Yale E.
                      Key, Inc., WellTech Eastern, Inc., Odessa Exploration, Inc., Key Energy
                      Drilling, Inc., d/b/a Clint Hurt Drilling, Servicios WellTech, S.A., and
                      American Stock Transfer & Trust Company, as Trustee, relating to the
                      Company's $52,000,000 7% Convertible Subordinated Debentures due 2003
                      (incorporated by reference to Exhibit 4.2 of the Company's Annual Report on
                      Form 10-K for the fiscal year ended June 30, 1996).

        5.1           Opinion of Porter & Hedges, L.L.P.

       23.1           Consent of Porter & Hedges, L.L.P. (included in Exhibit 5)

       23.2           Consent of KPMG Peat Marwick LLP

       23.3           Consent of Arthur Andersen LLP

         25           Power of Attorney (included on signature page)



ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to
                 Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors and controlling persons of the Registrant pursuant to the provisions described under
Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, Key Energy Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brunswick, State of New Jersey on March 31, 1997.


                                           KEY ENERGY GROUP, INC.



                                           By: /s/ FRANCIS D. JOHN
                                              ------------------------------
                                              Francis D. John, President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated; and each of the undersigned officers and directors of Key Energy Group, Inc. hereby severally constitutes and appoints Francis D. John and Jack D. Loftis, and each of them, to sign for him, and in his name in the capacity indicated below, such Registration Statement on Form S-3 and for the purpose of registering such securities under the Securities Act of 1933, as amended, and any and all amendments thereto, including without limitation any registration statements or post-effective amendment thereof filed under and meeting the requirements of Rule 462(b) under the Securities Act, hereby ratifying and confirming our signatures as they may be signed by our attorneys to such Registration Statement and any and all amendments thereto.


                Signatures                           Title                               Date
     /S/ FRANCIS D. JOHN               President, Chief Executive Officer,            March 31, 1997
--------------------------------       Chief Financial Officer and Director
      Francis D. John

     /S/ WILLIAM S. MANLEY             Director                                       March 31, 1997
--------------------------------
      William S. Manley

     /S/ MORTON WOLKOWITZ              Director                                       March 31, 1997
--------------------------------
     Morton Wolkowitz

     /s/ VAN D. GREENFIELD             Director                                       March 31, 1997
--------------------------------
     Van D. Greenfield

     /s/ KEVIN P. COLLINS              Director                                       March 31, 1997
--------------------------------
     Kevin P. Collins

     /s/ PHILLIP W. MARCUM             Director                                       March 31, 1997
--------------------------------
     Phillip W. Marcum

     /s/ DANNY R. EVATT                Chief Accounting Officer and Treasurer         March 31, 1997
--------------------------------
     Danny R. Evatt

                                  EXHIBIT INDEX


EXHIBIT NO.          DESCRIPTION
----------           -----------
       4.1           Indenture dated as of July 3, 1996, among Key Energy Group,
                     Inc., Yale E. Key, Inc., WellTech Eastern, Inc., Odessa
                     Exploration, Inc., Key Energy Drilling, Inc., d/b/a Clint
                     Hurt Drilling, Servicios WellTech, S.A., and American
                     Stock Transfer & Trust Company, as Trustee, relating to
                     the Company's $52,000,000 7% Convertible Subordinated
                     Debentures due 2003 (incorporated by reference to Exhibit
                     4.2 of the Company's Annual Report on Form 10-K for the
                     fiscal year ended June 30, 1996).

       5.1           Opinion of Porter & Hedges, L.L.P.

      23.1           Consent of Porter & Hedges, L.L.P. (included in Exhibit
                     5.1)

      23.2           Consent of KPMG Peat Marwick LLP

      23.3           Consent of Arthur Andersen LLP

        25           Power of Attorney (included on signature page)